Exhibit 99.1

[DICUT, INC. LETTERHEAD]

2150 Northwest Parkway, SE Suite H

Marietta, Georgia 30067 TEL: 770.952.2656 FAX: 770.859.9419 www.dicutinc.com

MARIETTA, GEORGIA, Dec 4, 2002 (BUSINESS WIRE) -DICUT INC. (OTCBB: DCUT) has been awarded a contract by the Department of Veterans Affairs, Office of Acquisition and Material Management, National Acquisition Center, to supply secured PMI printing services. The award number is PMI BPA#VANACO49A1N1C- 03-001. The contract start date begins this month with standard V A purchasing terms, which is one year with four annual renewals, for a total of five years.

New federal regulations such as HIPM (Healthcare Insurance Portability and Accountability Act), are requiring that sensitive patient medical data must be carefully managed at all times. When a patient receives a prescription in the mail from a physician, specific protocols must be followed to ensure that an education package detailing product use, contra indications and refill instructions are included. This package commonly called Patient Medical Information or PMI, also includes additional information for product refills, help line and timely announcements.

The Department of Veterans Affairs Medical Centers (VAMC) is the largest healthcare provider in the world and efficiently dispenses over 70 million prescriptions annually to Veterans receiving care from VAMC facilities. Prescriptions are dispensed and mailed to the patient through seven national distribution centers. This distribution service is called Consolidated Mail Outpatient Pharmacy, or CMOP. The PMI project will commence at the pharmacy distribution facility in Murfreesboro TN. Murfreesboro is the largest facility by volume, responsible for over 21% of the national load. The remaining facilities can then utilize the service once the Murfreesboro facility is fully on-line.

Additionally, the contract required the vendor and services to be approved under General Services Administration (GSA), under Multiple Award Schedules Program (MAS). MAS is an interagency program which invites other governmental agencies to order off of the VA contract, thereby simplifying purchasing procedures. Under this contract, Dicut is registered for secured printing services, security services including biometrics, and programming related to secured services.

Pierre Quilliam, President of DICUT Inc., stated, "This is an important step in achieving the goals that the management of the company has set to ensure continuing shareholder value. Regulated industries such as healthcare are faced with tremendous pressures to ensure customer data and assets are both secure and confidential and this contract reflects that growing demand. The contract is structured so that Dicut is paid on a per-PMI charge which will result in millions of dollars in annual gross revenue."

About Dicut

Dicut Inc., through its portfolio of companies, develops unique security solutions through the use of advanced logical, physical and procedural security technologies for both the public and private sectors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.